                                                                   EXHIBIT 99(A)

                         INDEX TO FINANCIAL STATEMENTS

                           Duke Capital Corporation



Independent Auditors' Report............................................... F-2
Consolidated Statements of Income for the years ended December 31, 2000,
 1999 and 1998............................................................. F-3
Consolidated Statements of Cash Flows for the years ended December 31,
 2000, 1999 and 1998....................................................... F-4
Consolidated Balance Sheets as of December 31, 2000 and 1999............... F-5
Consolidated Statements of Common Stockholder's Equity and Comprehensive
 Income for the years ended December 31, 2000, 1999 and 1998............... F-7
Notes to Consolidated Financial Statements................................. F-8

Independent Auditors' Report

Duke Capital Corporation:

We have audited the accompanying consolidated balance sheets of Duke Capital Corporation and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, common stockholder's equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.



Charlotte, North Carolina
January 18, 2001

                           DUKE CAPITAL CORPORATION
                       CONSOLIDATED STATEMENT OF INCOME
                                 (In millions)

                                                         Years Ended December 31,
                                                ------------------------------------------
                                                   2000           1999           1998
                                                ------------   ------------  -------------
Operating Revenues
    Sales, trading and marketing of natural
     gas and petroleum products                   $  23,741      $  10,661       $  7,854
    Trading and marketing of electricity             13,059          3,610          2,788
    Transportation and storage of natural gas         1,045          1,139          1,450
    Electric generation                                 565            328             80
    Gain on sale of equity interest                     407              -              -
    Other                                             1,114          1,158            939
                                                ------------   ------------  -------------
         Total operating revenues                    39,931         16,896         13,111
                                                ------------   ------------  -------------

Operating Expenses
    Natural gas and petroleum products
    purchased                                        23,317         10,376          7,497
    Purchased power                                  11,583          3,169          2,602
    Other operation and maintenance                   2,045          1,757          1,450
    Depreciation and amortization                       587            418            385
    Property and other taxes                            151            110             89
                                                ------------   ------------  -------------
         Total operating expenses                    37,683         15,830         12,023
                                                ------------   ------------  -------------

Operating Income                                      2,248          1,066          1,088

Other Income and Expenses                                83             94             49
                                                ------------   ------------  -------------

Earnings Before Interest and Taxes                    2,331          1,160          1,137
Interest Expense                                        621            326            237
Minority Interest Expense                               263            107             71
                                                ------------   ------------  -------------

Earnings Before Income Taxes                          1,447            727            829
Income Taxes                                            521            237            310
                                                ------------   ------------  -------------

Income Before Extraordinary Item                        926            490            519
Extraordinary Gain, net of tax                            -            660             (8)
                                                ------------   ------------  -------------

Net Income                                        $     926      $   1,150       $    511
                                                ============   ============  =============

                See Notes to Consolidated Financial Statements.

                           DUKE CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In millions)

                                                                                               Years Ended December 31,
                                                                                    -----------------------------------------------
                                                                                       2000               1999             1998
                                                                                    -----------        -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                       $       926        $     1,150      $       511
   Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation and amortization                                                    603                442              397
           Net mark-to-market gain                                                         (292)                 4              (75)
           Extraordinary gain, net of tax                                                     -               (660)               8
           Gain on sale of equity investment                                               (407)                 -                -
           Provision on NAWE receivables                                                    110                  -                -
           Deferred income taxes                                                             68                156               70
           Transition cost recoveries (payments), net                                        82                 95              (28)
           (Increase) decrease in
               Receivables                                                               (4,428)              (790)            (101)
               Inventory                                                                    (49)               (86)             (32)
               Other current assets                                                        (769)              (139)             (50)
           Increase (decrease) in
               Accounts payable                                                           4,538                619               56
               Taxes accrued                                                               (346)               (44)              40
               Interest accrued                                                              58                 28                6
               Other current liabilities                                                    988                134              101
           Other, net                                                                       190                219               27
                                                                                    -----------        -----------     ------------
               Net cash provided by operating activities                                  1,272              1,128              930
                                                                                    -----------        -----------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital and investment expenditures                                                   (4,772)            (5,177)          (1,914)
   Proceeds from sale of subsidiaries and equity investment                                 400              1,900                -
   Proceeds from sales and other, net                                                      (127)               132              115
                                                                                    -----------        -----------     ------------
               Net cash used in investing activities                                     (4,499)            (3,145)          (1,799)
                                                                                    -----------        -----------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from the issuance of:
     Long-term debt                                                                       2,654              2,773              590
     Guaranteed preferred beneficial interests in subordinated notes of
           Duke Capital Corporation                                                           -                242              581
   Payments for the redemption of long-term debt                                           (987)              (808)             (78)
   Net change in notes payable and commercial paper                                       1,412                 54             (498)
   Capital contributions from parent                                                        200                200              200
   Distributions to minority interests                                                   (1,216)                 -                -
   Contributions from minority interests                                                  1,116                  -                -
   Other, net                                                                               (50)                28                6
                                                                                    -----------        -----------     ------------
               Net cash provided by financing activities                                  3,129              2,489              801
                                                                                    -----------        -----------     ------------

Net increase (decrease) in cash and cash equivalents                                        (98)               472              (68)
Cash received from business acquisitions                                                    100                 49               38
Cash and cash equivalents at beginning of period                                            585                 64               94
                                                                                    -----------        -----------     ------------
Cash and cash equivalents at end of period                                          $       587        $       585     $         64
                                                                                    ===========        ===========     ============


Supplemental Disclosures
   Cash paid for interest, net of amount capitalized                                $       559        $       294     $        224
   Cash paid for income taxes                                                       $        92        $       202     $        192

                See Notes to Consolidated Financial Statements.

                           DUKE CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (In millions)

                                                                      December 31,
                                                           -----------------------------------
                                                                2000                1999
                                                           ---------------     ---------------
ASSETS
Current Assets
     Cash and cash equivalents                             $      587          $      585
     Receivables                                                7,588               2,957
     Inventory                                                    350                 267
     Current portion of regulatory assets                           -                  81
     Unrealized gains on mark-to-market                        10,248               1,118
     Other                                                      1,243                 344
                                                           ----------          ----------
             Total current assets                              20,016               5,352
                                                           ----------          ----------

Investments and Other Assets
     Investments in affiliates                                  1,336               1,299
     Pre-funded pension costs                                       -                 340
     Goodwill, net                                              1,504                 774
     Notes receivable                                             462                 154
     Unrealized gains on mark-to-market transactions            3,621                 690
     Other                                                      1,789                 664
                                                           ----------          ----------
             Total investments and other assets                 8,712               3,921
                                                           ----------          ----------

Property, Plant and Equipment
     Cost                                                      17,160              13,642
     Less accumulated depreciation and amortization             2,621               2,475
                                                           ----------          ----------
             Net property, plant and equipment                 14,539              11,167
                                                           ----------          ----------

Regulatory Assets and Deferred Debits                             255                 160
                                                           ----------          ----------



     Total Assets                                          $   43,522          $   20,600
                                                           ==========          ==========


                See Notes to Consolidated Financial Statements.

                           DUKE CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                 (In millions)

                                                                        December 31,
                                                              -------------------------------
                                                                  2000               1999
                                                              ------------       ------------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
     Accounts payable                                         $   6,804            $   2,106
     Notes payable and commercial paper                           1,570                   83
     Taxes accrued                                                  407                  738
     Interest accrued                                               146                   83
     Current maturities of long-term debt                           284                  277
     Unrealized losses on mark-to-market transactions            10,226                1,241
     Other                                                        1,634                  600
                                                              ---------            ---------
        Total current liabilities                                21,071                5,128
                                                              ---------            ---------

Long-term Debt                                                    7,254                5,319
                                                              ---------            ---------

Deferred Credits and Other Liabilities
     Deferred income taxes                                        1,645                1,475
     Environmental clean-up liabilities                             100                  101
     Unrealized losses on mark-to-market transactions             3,222                  438
     Other                                                          511                  657
                                                              ---------            ---------
        Total deferred credits and other liabilities              5,478                2,671
                                                              ---------            ---------

Guaranteed Preferred Beneficial Interests in Subordinated
     Notes of Duke Capital Corporation                              823                  823
                                                              ---------            ---------

Minority Interests                                                2,435                1,200
                                                              ---------            ---------

Common Stockholder's Equity
     Common stock, no par, 3,000 shares authorized,
        1,010 shares outstanding                                      -                    -
     Paid-in capital                                              3,400                3,200
     Retained Earnings                                            3,185                2,261
     Accumulated other comprehensive income                        (124)                  (2)
                                                              ---------            ---------
        Total common stockholder's equity                         6,461                5,459
                                                              ---------            ---------

     Total Liabilities and Stockholder's Equity               $  43,522            $  20,600
                                                              =========            =========


                See Notes to Consolidated Financial Statements.

                           DUKE CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                                 (In millions)

                                                                                 Accumulated
                                                                                     Other                   Total
                                                    Common    Paid-in  Retained  Comprehensive           Comprehensive
                                                    Stock     Capital  Earnings      Income      Total       Income
-----------------------------------------------------------------------------------------------------------------------
Balance December 31, 1997                          $    -      $2,766    $  600     $    -     $ 3,366
--------------------------------------------------------------------------------------------------------


   Net income                                                               511                    511       $     511
                                                                                                             ----------
        Total comprehensive income                                                                   -       $     511
                                                                                                             ----------
   Capital contribution from parent                               200                              200
   Other capital stock transactions, net                            3        (7)                    (4)
-------------------------------------------------------------------------------------------------------
Balance December 31, 1998                          $    -      $2,969    $1,104     $    -     $ 4,073
-------------------------------------------------------------------------------------------------------

   Net income                                                             1,150                  1,150       $   1,150

   Other comprehensive income:                                                                       -
        Foreign currency translation adjustments
           (Note 1)                                                                     (2)         (2)             (2)
                                                                                                             ----------
        Total comprehensive income                                                                   -       $   1,148
                                                                                                             ----------
   Capital contribution from parent                               230                              230
   Other capital stock transactions, net                            1         7                      8

-------------------------------------------------------------------------------------------------------
Balance December 31, 1999                          $    -      $3,200    $2,261     $   (2)    $ 5,459
-------------------------------------------------------------------------------------------------------

   Net income                                                               926                    926       $    926

   Other comprehensive income:                                                                       -
        Foreign currency translation adjustments
            (Note 1)                                                                  (122)       (122)          (122)
                                                                                                             ----------
        Total comprehensive income                                                                   -       $    804
                                                                                                             ----------
   Capital contribution from parent                               200                              200
   Other capital stock transactions, net                                     (2)                    (2)

-------------------------------------------------------------------------------------------------------
Balance December 31, 2000                          $    -      $3,400    $3,185     $ (124)   $  6,461
-------------------------------------------------------------------------------------------------------

                See Notes to Consolidated Financial Statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

1. Summary of Significant Accounting Policies

Consolidation. Duke Capital Corporation (collectively with its subsidiaries, "the Company") is a wholly owned subsidiary of Duke Energy Corporation (Duke Energy). The Consolidated Financial Statements include the accounts of all of the Company's majority-owned subsidiaries after the elimination of significant intercompany transactions and balances. Investments in other entities that are not controlled by the Company, but where it has significant influence over operations, are accounted for using the equity method.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's best available knowledge of current and expected future events, actual results could differ from those estimates.

Cash and Cash Equivalents. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

Inventory. Inventory consists primarily of materials and supplies, natural gas and natural gas liquid (NGL) products held in storage for transmission, processing and sales commitments. Inventory is recorded at the lower of cost or market, primarily using the average cost method.

Accounting for Risk Management and Commodity Trading Activities. Commodity derivatives utilized for trading purposes are accounted for using the mark-to-market method. Under this methodology, these instruments are adjusted to market value, and the unrealized gains and losses are recognized in current period income and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased or Purchased Power, and in the Consolidated Balance Sheets as Unrealized Gains or Losses on Mark-to-Market Transactions.

Commodity derivatives such as futures, forwards, over-the-counter swap agreements and options are also utilized for non-trading purposes to hedge the impact of market fluctuations in the price of natural gas, electricity and other energy-related products. To qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the underlying hedged commodity. Under the deferral method of accounting, gains and losses related to commodity derivatives that qualify as hedges are recognized in income when the underlying hedged physical transaction closes and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased, or Purchased Power. If the commodity derivative is no longer sufficiently correlated to the underlying commodity, or if the underlying commodity transaction closes earlier than anticipated, the deferred gains or losses are recognized in income.

The Company periodically uses interest rate swaps, accounted for under the accrual method, to manage the interest rate characteristics associated with outstanding debt. Interest rate differentials to be paid or received as interest rates change are accrued and recognized as an adjustment to interest expense. The amount accrued as either a payable to or a receivable from counterparties is included in the Consolidated Balanced Sheets as Regulatory Assets and Deferred Debits.

The Company also periodically utilizes interest rate lock agreements to hedge interest rate risk associated with new debt issuances. Under the deferral method of accounting, gains or losses on such agreements, when settled, are deferred in the Consolidated Balance Sheets as Long-Term Debt and are amortized in the Consolidated Statements of Income as an adjustment to Interest Expense.

The Company is exposed to foreign currency risk from investments in international affiliates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, contracts are denominated in or indexed to the U.S. dollar or investments may be hedged through debt denominated in the foreign currency. The Company also uses foreign currency derivatives, where possible, to hedge its risk related to foreign currency fluctuations. To qualify as a hedge, there must be a high degree of correlation between price movements in the derivative and the item designated as being hedged.

The Company also enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies. These agreements are accounted for under the mark-to-market method previously described.

Goodwill. Goodwill represents the excess of acquisition costs over the fair value of the net assets of an acquired business. The goodwill created by the Company's acquisitions is amortized on a straight-line basis over the useful lives of the assets, ranging from 10 to 40 years. The amount of goodwill reported on the Consolidated Balance Sheets as of December 31, 2000 and 1999, was $1,504 million and $774 million, net of accumulated amortization of $275 million and $212 million, respectively. See Note 2 to the Consolidated Financial Statements for information on significant goodwill additions.

Property, Plant and Equipment. Property, plant and equipment are stated at original cost. The Company capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and capitalized interest. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs and replacements is charged to expense as incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates were 3.84%, 3.31% and 3.53% for 2000, 1999 and 1998, respectively.

When certain of the Company's property, plant and equipment, that are regulated by the Federal Energy Regulatory Commission (FERC), are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire regulated operating units are sold or non-regulated properties are retired or sold, the property and related accumulated depreciation and amortization accounts are reduced, and any gain or loss is recorded in income, unless otherwise required by the FERC.

Impairment of Long-Lived Assets. The recoverability of long-lived assets and intangible assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such evaluation is based on various analyses, including undiscounted cash flow projections.

Unamortized Debt Premium, Discount and Expense. Premiums, discounts and expenses incurred in connection with the issuance of currently outstanding long-term debt are amortized over the terms of the respective issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items.

Environmental Expenditures. Environmental expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated.

Cost-Based Regulation. Certain of the Company's FERC regulated operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under generally accepted accounting principles for non-regulated entities. The applicability of SFAS No. 71 is routinely evaluated, and factors such as regulatory changes and the impact of competition are considered. Discontinuing cost-based regulation or increasing competition might require companies to reduce their asset balances to reflect a market basis less than cost and to write off their associated regulatory assets. Management cannot predict the potential impact, if any, of discontinuing cost-based regulation or increasing competition on future consolidated results of operations, cash flows or financial position.

Revenues. Revenues on sales of electricity and transportation and storage of natural gas are recognized as service is provided. Revenues on sales of natural gas and petroleum products, as well as electricity, gas and other energy products marketed, are recognized in the period of delivery. The allowance for doubtful accounts was approximately $183 million and $35 million as of December 31, 2000 and 1999, respectively. When rate cases are pending final approval, a portion of the revenues is subject to possible refund. Reserves are established where required for such cases.

During 2000, the Company adopted the provisions of Staff Accounting Bulletin
(SAB) 101 issued by the Securities and Exchange Commission. The impact of adopting SAB 101 was not material to the Company.

Foreign Currency Translation. Assets and liabilities of the Company's international operations, where the local currency is the functional currency, have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation are included in the Consolidated Statements of Common Stockholder's Equity and Comprehensive Income as Foreign Currency Translation Adjustments. The financial statements of international operations, where the U.S. dollar is the functional currency, reflect certain transactions denominated in the local currency that have been remeasured in U.S. dollars. The remeasurement of local currencies into U.S. dollars resulting from foreign currency gains and losses is included in consolidated net income.

Income Taxes. The Company and its subsidiaries file a consolidated federal income tax return. Federal income taxes have been provided by the Company on the basis of its separate company income and deductions in accordance with established practices of the consolidated group. Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in different periods. Investment tax credits have been deferred and are being amortized over the estimated useful lives of the related properties.

Extraordinary Items. In 1999, the Company realized an extraordinary gain of $660 million after tax, relating to the sale of certain pipeline companies. See Note 2 to the Consolidated Financial Statements for additional information on the extraordinary item.

In January 1998, TEPPCO Partners, LP (TEPPCO), in which the Company has a 21.1% ownership interest, redeemed certain First Mortgage Notes. A non-cash extraordinary loss of $8 million, net of income tax of $5 million, was recorded related to costs of the early retirement of debt.

New Accounting Standard. In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. The Company was required to adopt this standard by January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives are reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or a firm commitment, then changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows, then changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (OCI). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the periods in which earnings are impacted by the hedged item.

The Company has determined the effect of implementing SFAS No. 133 and recorded a net-of-tax cumulative-effect adjustment of $68 million as a reduction in earnings. The net-of-tax cumulative-effect adjustment reducing OCI and Common Stockholder's Equity is estimated to be $908 million on January 1, 2001.

Currently, there are ongoing discussions surrounding the implementation and interpretation of SFAS No. 133 by the Financial Accounting Standards Board's Derivatives Implementation Group. The Company implemented SFAS No. 133 based on current rules and guidance in place as of January 1, 2001. However, if the definition of derivative instruments is altered, this may impact the Company's transition adjustment amounts and subsequent reported operating results.

Reclassifications. Certain prior period amounts have been reclassified in the Consolidated Financial Statements to conform to the current presentation.

2. Business Acquisitions and Dispositions

Business Acquisitions: For acquisitions accounted for using the purchase method, assets and liabilities have been consolidated as of the purchase date and earnings from the acquisitions have been included in consolidated earnings of the Company subsequent to the purchase date. Assets acquired and liabilities assumed are recorded at their estimated fair values, and the excess of the purchase price over the estimated fair value of the net identifiable assets and liabilities acquired is recorded as goodwill. Purchase price allocations are subject to adjustment when additional information concerning asset and liability valuations becomes available within one year after the acquisition.

Market Hub Partners (MHP). In September 2000, the Company, through a wholly owned subsidiary, completed the approximately $400 million acquisition of MHP from subsidiaries of NiSource Inc. for approximately $250 million in cash and the assumption of $150 million in debt. MHP provides natural gas storage services in Louisiana and Texas with a current capacity of 23 billion cubic feet with significant expansion capabilities. Approximately $159 million of goodwill was recorded in the transaction and is being amortized on a straight-line basis over 35 years. In association with the acquisition of MHP, a tender offer was made for $115 million of the assumed debt as required by the debt agreements. As of December 31, 2000, approximately $88 million of this debt was retired.

Phillips Petroleum's Gas Gathering, Processing and Marketing Unit (Phillips). In March 2000, the Company, through a wholly owned subsidiary, completed the approximately $1.7 billion transaction that combined Field Services' and Phillips' gas gathering, processing and marketing business to form a new midstream company, named Duke Energy Field Services, LLC (DEFS). In connection with the combination, DEFS issued approximately $2.75 billion of commercial paper in April 2000. The proceeds were used to make one-time cash distributions of approximately $1.53 billion to the Company and $1.22 billion to Phillips Petroleum. The Company owns approximately 70% of DEFS and Phillips Petroleum owns approximately 30%. Goodwill of approximately $429 million was recorded in connection with the transaction and is being amortized on a straight-line basis over 20 years

East Tennessee Natural Gas Company. In March 2000, the Company, through a wholly owned subsidiary, completed the approximately $390 million acquisition of East Tennessee Natural Gas Company from El Paso Energy. East Tennessee Natural Gas Company owns a 1,100-mile interstate natural gas pipeline system that crosses the Company's Texas Eastern Transmission Corporation's (TETCO's) pipeline and serves the southeastern region of the U.S.

Dominion Resources' Hydroelectric, Natural Gas and Diesel Power Generation Businesses. In August 1999, the Company, through its wholly owned subsidiary Duke Energy International, LLC (DEI), reached a definitive agreement to acquire Dominion Resources Inc.'s 1,200-megawatt portfolio of hydroelectric, natural gas and diesel power generation businesses in Latin America (collectively, the "Dominion acquisitions") for approximately $405 million. The Dominion acquisitions were completed in April 2000, and total goodwill related to these purchases was $109 million and is being amortized on a straight-line basis over 40 years.

Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema). In January 2000, the Company, through its wholly owned subsidiary DEI, completed a series of transactions to purchase for approximately $1.03 billion an approximate 95% interest in Paranapanema, an electric generating company in Brazil. Goodwill of approximately $134 million was recorded in relation to this acquisition and is being amortized on a straight-line basis over 40 years.

Union Pacific Resources' Gathering, Processing and Marketing Operations. In March 1999, the Company through its wholly owned subsidiary, Duke Energy Field Services, Inc., completed the $1.35 billion acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources (UPR), as well as UPR's NGL marketing activities. Goodwill of $135 million has been recorded and is being amortized on a straight-line basis over 15 to 20 years.

Dispositions: BellSouth Carolina PCS (BellSouth PCS). In September 2000, the Company, through its wholly owned subsidiary DukeNet Communications, LLC (DukeNet), sold its 20% interest in BellSouth PCS for approximately $400 million to BellSouth Corporation. Operating Revenues includes the resulting pre-tax gain of $407 million.

Catawba River Associates, LLC (Catawba River). During 2000, the Company formed Catawba River, and third-party, non-controlling, preferred interest holders invested $1,025 million. Catawba River is a limited liability company with separate existence and identity from its members, and the assets of Catawba River are separate and legally distinct from the Company. The preferred interest receives a preferred return equal to an adjusted floating reference rate (approximately 7.847% at December 31, 2000). The results of operations, cash flows and financial position of Catawba River are consolidated with the Company. The preferred interest and the expense attributable to this interest are included in Minority Interests and Minority Interest Expense, respectively, on the Consolidated Financial Statements.

PEPL Companies and Trunkline LNG. In March 1999, wholly owned subsidiaries of the Company sold Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, which substantially comprised the Midwest Pipelines, along with Trunkline LNG Company to CMS Energy Corporation (CMS). The sales price of $2.2 billion involved cash proceeds of $1.9 billion and CMS' assumption of existing PEPL debt of approximately $300 million. The sale resulted in an extraordinary gain of $660 million, net of income tax of $404 million. In 1999 and 1998, earnings before interest and taxes (EBIT) of $70 million and $156 million, respectively, relating to the Midwest Pipelines was included in the Company's operating results. Under the terms of the sales agreement with CMS, the Company retained certain assets and liabilities, which will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

The pro forma results of operations for acquisitions and dispositions do not materially differ from reported results.

3. Business Segments

The Company is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the U.S. and abroad. The Company provides these and other services through six business segments.

Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation. The interstate natural gas transmission and storage operations are subject to the rules and regulations of the FERC.

Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores NGLs. Its operations are conducted primarily through DEFS, a limited liability company that is approximately 30% owned by Phillips Petroleum. Field Services operates gathering systems in western Canada and 11 contiguous states that serve major natural gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, as well as onshore and offshore Gulf Coast areas.

North American Wholesale Energy's (NAWE's) activities include asset development, operation and management, primarily through Duke Energy North America, LLC
(DENA), and commodity sales and services related to natural gas and power, primarily through Duke Energy Trading and Marketing, LLC (DETM). DETM is a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. NAWE conducts its business throughout the U.S. and Canada. The operations of the previously segregated Trading and Marketing segment were combined by management into NAWE during 2000. Previous periods have been restated to conform to current period presentation.

International Energy conducts its operations through DEI. International Energy's activities include asset development, operation and management of natural gas and power facilities and energy trading and marketing of natural gas and electric power. This activity is targeted in the Latin American, Asia Pacific and European regions.

Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel (D/FD) and DukeSolutions, Inc. D/FD is a 50/50 partnership between the Company and Fluor Enterprises, Inc.

Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc. (Crescent), DukeNet and Duke Capital Partners
(DCP). Crescent develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern U.S. DukeNet provides fiber optic networks for industrial, commercial and residential customers. DCP, a newly formed, wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

The Company's reportable segments are strategic business units that offer different products and services and are each managed separately. The accounting policies for the segments are the same as those described in Note 1 to the Consolidated Financial Statements. Management evaluates segment performance based on EBIT after deducting minority interests. EBIT presented in the accompanying table includes intersegment sales accounted for at prices representative of unaffiliated party transactions. Segment assets are provided as additional information in the accompanying table and are net of intercompany advances, intercompany notes receivable and investments in subsidiaries.

Other Operations primarily includes certain unallocated corporate items.

------------------------------------------------------------------------------------------------------
    Business Segment Data (in millions)
--------------------------------------------------------------------------------------------------------

                                                                           Depreciation     Capital and
                             Unaffiliate  Intersegment   Total              and             Investment     Segment
                             Revenues     Revenues     Revenues    EBIT    Amortization    Expenditures     Assets
                             -------------------------------------------------------------------------------------
Year Ended December 31, 2000
Natural Gas Transmission     $   998      $   133     $   1,131  $   534     $   131        $   973      $ 4,995
Field Services                 7,601        1,459         9,060      296         240            376        6,266
North American Wholesale
 Energy                       29,019          284        29,303      330          61          1,737       25,989
International Energy           1,060            7         1,067      331          97            980        4,551
Other Energy Services            635           60           695      (61)         13             28          543
Duke Ventures                    642            -           642      563          17            643        1,967
Other Operations                 (24)          68            44      107          28             35        2,407
Eliminations and
 minority interests                -       (2,011)       (2,011)     231           -                      (3,196)
                            --------     --------     ---------  -------     -------        -------      -------
 Total consolidated          $39,931     $      -     $  39,931  $ 2,331     $   587        $ 4,772      $43,522
-------------------------- ---------     --------     ---------  -------     -------        -------      -------


Year Ended December 31, 1999
Natural Gas Transmission      $  1,124     $106   $1,230    $627    $126    $261   $3,897
Field Services                   2,883      707    3,590     144     131   1,630    3,739
North American Wholesale
 Energy                         11,363      178   11,541     214      52   1,028    6,031
International Energy               323       34      357      42      58   1,779    4,459
Other Energy Services              985        4      989     (94)     14      94      612
Duke Ventures                      232        -      232     162      12     382    1,031
Other Operations                   (14)      44       30     (27)     25       3    1,308
Eliminations and
  Minority interests                 -   (1,073)  (1,073)     92       -       -     (477)
                              -----------------------------------------------------------
  Total consolidated           $16,896     $  -  $16,896  $1,160    $418  $5,177  $20,600
-----------------------------------------------------------------------------------------

Year Ended December 31, 1998
Natural Gas Transmission       $ 1,440     $102   $1,542    $702    $215    $290   $4,996
Field Services                   2,132      545    2,677      76      80     304    1,893
North American Wholesale
   Energy                        8,727       56    8,783     133      27     796    4,394
International Energy               125       34      159      12      15     239      900
Other Energy Services              521        -      521      10      12      41      376
Duke Ventures                      171        -      171     122      10     232      818
Other Operations                    (5)      26       21      25      26      12      665
Eliminations and
   Minority interests                -     (763)    (763)     57       -       -     (186)
                             ------------------------------------------------------------
   Total consolidated          $13,111   $    -  $13,111  $1,137    $385  $1,914  $13,856
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Geographic Data (in millions)
----------------------------- -------- -------- --------- --------- -------------
                                                  Latin     Other
                                 U.S.   Canada   America   Foreign   Consolidated
---------------------------------------------------------------------------------
2000
---------------------------------------------------------------------------------
Consolidated revenues         $33,895   $4,964    $  512    $  560    $39,931
Consolidated long-term assets  17,972      900     2,823     1,222     22,917
---------------------------------------------------------------------------------
1999
Consolidated revenues         $14,466   $2,007    $  171    $  252    $16,896
Consolidated long-term assets  11,005      250     2,708       901     14,864
---------------------------------------------------------------------------------
1998
Consolidated revenues         $12,038   $  996    $   31    $   46    $13,111
Consolidated long-term assets   9,032      140       207       632     10,011
---------------------------------------------------------------------------------

4. Regulatory Matters

Natural Gas Transmission. On February 9, 2000, the FERC issued Order 637 which sets forth revisions to its regulations governing short-term natural gas transportation services and policies governing the regulation of interstate natural gas pipelines. "Short-term" has been defined as all transactions of less than one year. Among the significant actions taken are the lifting of the price cap for short-term capacity release by pipeline customers for an experimental 2 1/2-year period ending September 1, 2002, and requiring that interstate pipelines file pro forma tariff sheets to (i) provide for nomination equality between capacity release and primary pipeline capacity; (ii) implement imbalance management services (for which interstate pipelines may charge fees) while at the same time reducing the use of operational flow orders and penalties and
(iii) provide segmentation rights if operationally feasible. Order 637 also narrows the right of first refusal to remove economic biases perceived in the current rule. Order 637 imposes significant new reporting requirements for interstate pipelines that were implemented by the Company during the third quarter of 2000. Additionally, Order 637 permits pipelines to propose peak/off-peak rates and term-differentiated rates, and encourages pipelines to propose experimental capacity auctions. By Order 637-A, issued in February 2000, the FERC generally denied requests for rehearing and several parties, including the Company, have filed appeals in the District of Columbia Court of Appeals seeking court review of various aspects of the Order. During the third quarter of 2000, the Company's interstate pipelines made the required pro forma tariff sheet filings. These filings are currently subject to review and approval by the FERC.

Management does not believe the effects of these matters will have a material effect on the Company's future consolidated results of operations, cash flows or financial position.

5. Income Taxes

-------------------------------------------------------------------------------------------
Income Tax Expense (in millions)
----------------------------------------- -------------------------------------------------
                                                            For the Years Ended December 31,
                                                          ----------- ----------- -------
                                                             2000        1999        1998
                                                          ----------- ----------- -------
Current income taxes
 Federal                                                     $390         $37        $200
 State                                                         45          42          40
 Foreign                                                       18           1           -
                                                          -------      ------      ------
   Total current income taxes                                 453          80         240
                                                          -------      ------      ------
Deferred income taxes, net
 Federal                                                       39         169          59
 State                                                          -         (11)         11
 Foreign                                                       29          (1)          -
                                                          -------      ------      ------
   Total deferred income taxes, net                            68         157          70
                                                          -------      ------      ------
Total income tax expense                                     $521        $237        $310
                                                          -------      ------      ------
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
Income Tax Expense Reconciliation to Statutory Rate (in millions)
-------------------------------------------------------------------------------------------
                                                            For the Years Ended December 31,
                                                          ---------------------------------
                                                             2000        1999        1998
                                                          -------      ------      ------
Income tax, computed at the statutory rate of 35%            $507        $255        $290
Adjustments resulting from:
   State income tax, net of federal income tax effect          31          20          33
   Favorable resolution of federal tax issues                   -         (30)          -
   Other items, net                                           (17)         (8)        (13)
                                                          -------      ------      ------
Total income tax expense                                     $521        $237        $310
--------------------------------------------------------- -------      ------      ------
Effective tax rate                                            36.0%       32.6%       37.3%
--------------------------------------------------------- --------     -------     -------

--------------------------------------------------------------------------------------
Net Deferred Income Tax Liability Components (in millions)
--------------------------------------------------------------------------------------
                                                                    December 31,
                                                               -----------------------
                                                                  2000        1999
                                                               -----------------------
Deferred credits and other liabilities                         $    138    $     39
International property, plant, & equipment                          153           -
Other                                                                56          24
                                                               --------------------
   Total deferred income tax assets                                 347          63
Valuation allowance                                                  (9)         (6)
                                                               --------------------
   Net deferred income tax assets                                   338          57
                                                               --------------------
Investments and other assets                                       (223)       (140)
Prefunded pension costs                                               -        (108)
Property, plant and equipment                                    (1,254)     (1,064)
Regulatory assets and deferred debits                               (58)        (52)
Natural gas transition costs                                          -         (28)
Other                                                               (43)        (45)
                                                               --------------------
   Total deferred income tax liabilities                         (1,578)     (1,437)
                                                               ----------- --------
State deferred income tax, net of federal tax effect                (73)       (118)
                                                               ----------- --------
Net deferred income tax liability                              $ (1,313)   $ (1,498)
--------------------------------------------------------------------------------------

6. Risk Management and Financial Instruments

Commodity Derivatives - Trading. The Company provides risk management services to its customers through forward contracts, futures, over-the-counter swap agreements and options (collectively, "commodity derivatives"). The Company engages in the trading of commodity derivatives, and therefore experiences net open positions, which are managed with strict policies that limit its exposure to market risk and require daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate a daily earnings at risk measurement. The weighted-average life of the Company's commodity trading portfolio was approximately 20 months at December 31, 2000.

---------------------------------------------------------------------------
Net Gains Recognized from Trading Activities (in millions)
---------------------------------------------------------------------------
                                       2000         1999          1998
                                   ------------- ------------ -------------
Natural gas                            $  98         $ 83         $ 114
Electricity                              368           41            14
Other/a/                                   3            -             -
---------------------------------------------------------------------------
/a/ Other includes crude oil and other miscellaneous commodities.

---------------------------------------------------------------------------
Absolute Notional Contract Quantity of Commodity Derivatives Held for Trading Purposes
---------------------------------------------------------------------------
                                                 December 31,
                                   ----------------------------------------
                                          2000                1999
                                   ------------------- --------------------
Natural gas, in billion cubic
feet                                    26,788               17,248

Electricity, in gigawatt hours         289,109              185,536
---------------------------------------------------------------------------
---------------------------------------------------------------------------
Fair Values of Commodity Derivatives - Trading (in millions)
---------------------------------------------------------------------------
                                          2000                1999
                                   ----------------------------------------
                                   Assets   Liabilities  Assets  Liabilities

                                   ----------------------------------------
Fair values at December 31,
     Natural gas                   $ 40,607    $ 40,365   $ 2,953   $ 2,855
     Electricity                      9,436       9,254     1,302     1,271
     Other a                            131         134         -         -
     Eliminations                   (36,305)    (36,305)   (2,447)   (2,447)
                                   --------    --------   --------  -------
Total fair values                  $ 13,869    $ 13,448   $ 1,808   $ 1,679
                                   ========    ========   ========  =======

Average fair values for the year
     Natural gas                    17,619    17,349     2,388      2,269
     Electricity                     6,581     6,479       962        900
     Other/a/                          329       331         -          -
-------------------------------------------------------------------------

/a/ Other includes crude oil and other miscellaneous commodities.

Commodity Derivatives - Non-Trading. The Company also manages its exposure to risk from existing assets, liabilities and commitments by hedging the impact of market fluctuations. At December 31, 2000 and 1999, the Company held or issued several commodity derivatives, primarily in the form of swaps, that reduce exposure to market price fluctuations for certain power and NGL production facilities. At December 31, 2000, these commodity derivatives extended for periods up to 10 years and generally contain margin requirements. The gains, losses and costs related to non-trading commodity derivatives are not recognized until the underlying physical transaction closes. At December 31, 2000 and 1999, the Company had unrealized net losses of $1,572 million and $121 million, respectively, related to non-trading commodity derivatives. These unrealized losses partially offset the unrealized market value gains related to future cash flows from underlying asset positions.

---------------------------------------------------------------------------
Absolute Notional Contract Quantity of Commodity Derivatives Held for Non-Trading Purposes
---------------------------------------------------------------------------
                                                 December 31,
                                   ----------------------------------------
                                          2000                1999
                                   ------------------- --------------------
Natural gas, in billion cubic feet         399                  592
Electricity, in gigawatt hours          75,138               45,672
Power capacity, in megawatt months      35,325               25,950
Crude oil, in thousands of              43,991               32,764
barrels
---------------------------------------------------------------------------

Interest Rate Derivatives. The Company periodically enters into financial derivative instruments including, but not limited to, swaps, options and interest rate locks to manage and mitigate interest rate risk related to existing and anticipated borrowings. The notional amounts shown in the following table serve solely as a basis for the calculation of payment streams to be exchanged. These notional amounts are not a measure of the Company's exposure through its use of derivatives. Fair values shown in the following table represent estimated amounts that the Company would have received (paid) if the swaps had been settled at current market rates on the respective dates.

--------------------------------------------------------------------------------------
Interest Rate Derivatives (dollars in millions)
--------------------------------------------------------------------------------------
                                               December 31,
                      ----------------------------------------------------------------
                                  2000                             1999
                      ------------------------------ ---------------------------------
                       Notional   Fair     Contracts    Notional    Fair     Contracts
                       Amounts    Value    Expire      Amounts     Value     Expire
                      ----------------------------------------------------------------
Fixed-to-floating rate
swaps                    $ 275     $ 27     2009          -           -        -
Cancelable fixed-to-
floating rate swaps        328        4     2022          -           -        -
Interest rate locks        275       (9)    2011          -           -        -
--------------------------------------------------------------------------------------

Gains and losses that have been deferred in anticipation of planned financing transactions on interest rate swap derivatives have been capitalized and are being amortized over the life of the underlying debt. These deferred gains and losses were not material in 2000 or 1999. As a result of the interest rate swap contracts, interest expense for the relative notional amount is recognized at the weighted-average rates as depicted in the following table.

----------------------------------------------------------------------------------
Weighted-Average Rates for Interest Rate Swaps
----------------------------------------------------------------------------------
                                            For the Years Ended December 31,
                                       -------------------------------------------
                                            2000           1999          1998
----------------------------------------------------------------------------------
Fixed-to-floating rate swaps               6.50%            -             -
Cancelable fixed-to-floating rate swaps    4.25%            -             -
----------------------------------------------------------------------------------

Foreign Currency Derivatives. NAWE enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies, primarily in the Canadian dollar. As of December 31, 2000, the agreements had a notional contract amount of approximately $1,396 million, beginning in the year 2001 and extending through the year 2005, and had a weighted-average fixed exchange rate of 1.4672 Canadian dollars to one U.S. dollar. As of December 31, 1999, the agreements had a notional contract amount of approximately $762 million, beginning in the year 2000 and extending to the year 2005, and had a weighted-average fixed exchange rate of 1.470 Canadian dollars to one U.S. dollar. The fair value of foreign currency swap agreements was not material at December 31, 2000 or 1999.

Market and Credit Risk. The Company's principal markets for power and natural gas marketing services are industrial end-users and utilities located throughout the U.S., Asia Pacific, Canada, and Latin America. The Company has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers throughout these regions. These concentrations of customers may affect the Company's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. On all transactions where the Company is exposed to credit risk, the Company analyzes the counterparties' financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. As of December 31, 2000, the Company had approximately $400 million in receivables related to energy sales in California. The Company quantified its exposures with regard to those receivables and recorded a provision of $110 million. See Note 11 to the Consolidated Financial Statements for further information regarding credit exposure.

The change in market value of New York Mercantile Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Physical forward contracts and financial derivatives are generally settled at the expiration of the contract term or each delivery period; however, these transactions are also generally subject to margin agreements with the majority of the Company's counterparties.

Financial Instruments. The fair value of financial instruments is summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 2000 and 1999, are not necessarily indicative of the amounts the Company could have realized in current markets. The majority of the estimated fair value amounts were obtained from independent parties.

---------------------------------------------------------------------------------------------
Financial Instruments (in millions)
---------------------------------------------------------------------------------------------
                                                2000                         1999
                                     --------------------------------------------------------
                                                    Approximate                  Approximate
                                      Book Value     Fair Value    Book Value    Fair Value
                                     --------------------------------------------------------
Long-term debt /a/                      $ 7,538        $ 8,150       $ 5,596        $ 5,557
Guaranteed preferred beneficial
  interests in  subordinated notes
  of Duke Capital or subsidiaries           823            828           823            730
---------------------------------------------------------------------------------------------

/a/ Includes current maturities.

The fair value of cash and cash equivalents, notes receivable, notes payable and commercial paper are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

Guarantees made on behalf of affiliates or recourse provisions from affiliates have no book value associated with them, and there are no fair values readily determinable since quoted market prices are not available.

7. Investment in Affiliates

Investments in domestic and international affiliates that are not controlled by the Company but where the Company has significant influence over operations are accounted for by the equity method. These investments include undistributed earnings of $70 million and $6 million in 2000 and 1999, respectively. The Company's share of net income from these affiliates is reflected in the Consolidated Statements of Income as Other Operating Revenues.

Natural Gas Transmission. Investments primarily include ownership interests in natural gas pipeline joint ventures which transport natural gas to the U.S. from Canada. Investments include a 37.5% ownership interest in Maritimes & Northeast Pipeline, LLC.

Field Services. Investments primarily include a 37% interest in a partnership which owns natural gas gathering systems in the Gulf of Mexico (Dauphin Island Gathering Partners) and a 21.1% ownership interest in TEPPCO.

North American Wholesale Energy. Significant investments include a 50% indirect interest in VMC Generating Company, a merchant electric generating company, a 32.5% indirect interest in American Ref-Fuel LLC and a 50% interest in Southwest Power Partners.

International Energy. International Energy has investments in various natural gas and electric generation and transmission facilities in its targeted geographic areas. Significant investments include a 25% indirect interest in National Methanol Company, which owns and operates a methanol and MTBE (methyl tertiary butyl ether) business in Jubail, Saudi Arabia.

Other Energy Services. Investments include the participation in various construction and support activities for fossil-fueled generating plants.

Duke Ventures. Significant investments include various real estate development projects and a 20% interest in the BellSouth PCS joint venture until its sale in 2000.

==========================================================================================================================
Investment in Affiliates (in millions)
--------------------------------------------------------------------------------------------------------------------------
                                 December 31, 2000           December 31, 1999            December 31, 1998
                          ------------------------------------------------------------------------------------------------
                          Domestic  International  Total  Domestic  International  Total  Domestic  International  Total
--------------------------------------------------------------------------------------------------------------------------
Natural Gas
  Transmission             $   82       $ 88      $  170     $ 67        $ 83      $  150    $104        $ 37      $141
Field Services                373          -         373      439           -         439     303           -       303
North American
  Wholesale Energy            610          -         610      425           -         425     171           -       171
International
  Energy                        -        154         154        -         224         224       -         223       223
Other Energy
  Services                     11          7          18       51           6          57      19          23        42
Duke Ventures                  23          -          23       10           -          10      24           -        24
Other Operations              (12)         -         (12)      (6)          -          (6)     (2)          -        (2)
                          ------------------------------------------------------------------------------------------------
Total                      $1,087       $249      $1,336     $986        $313      $1,299    $619        $283      $902
==========================================================================================================================

==============================================================================================================
Equity in Earnings of Investment (in millions)
--------------------------------------------------------------------------------------------------------------
For the years ended:

                        December 31, 2000           December 31, 1999            December 31, 1998
                   -------------------------------------------------------------------------------------------
                   Domestic International Total  Domestic International Total  Domestic International Total
--------------------------------------------------------------------------------------------------------------
Natural Gas
  Transmission         $13      $ 4       $ 17      $16      $ 9        $ 25      $14      $ 3        $17
Field Services          39        -         39       44        -          44        9        -          9
North American
  Wholesale Energy      45        -         45       47        -          47       50        -         50
International
   Energy                -       43         43        -       10          10        -       18         18
Other Energy
  Services             (13)       -        (13)      10        3          13        1       13         14
Duke Ventures           (9)       -         (9)     (22)       -         (22)     (29)       -        (29)
Other Operations       (10)       -        (10)      (5)       -          (5)       -        -          -
                   -------------------------------------------------------------------------------------------
Total                  $65      $47       $112      $90      $22        $112      $45      $34        $79
==============================================================================================================

============================================================================
 Summarized  Combined Financial Information of Unconsolidated Affiliates
 (in millions)
-------------------------------------------------------------------------
                                                December 31,
                                    -------------------------------------
                                         2000        1999         1998
                                    -------------------------------------
 Balance Sheet
   Current assets                       $1,215      $1,544      $   848
   Noncurrent assets                     6,469       7,826        7,340
   Current liabilities                     860       1,155        1,084
   Noncurrent liabilities                4,300       4,727        3,884
                                    -------------------------------------
   Net assets                           $2,524      $3,488       $3,220
=========================================================================

 Income Statement
   Operating revenues                   $4,557      $3,510       $1,667
   Operating expenses                    3,952       3,104        1,166
   Net income                              472         193          263
=========================================================================
The Company had outstanding notes receivable from certain affiliates of $70 million and $72 million at December 31, 2000 and 1999, respectively.

8. Property, Plant and Equipment

=================================================================
 Net Property, Plant and Equipment (in millions)
--------------------------------------- -------------------------
                                                 December 31,
                                            ---------------------
                                               2000        1999
                                            ---------------------
 Land                                        $    36     $    25
 Plant:
   Electric generation                         3,653       3,840
   Natural gas transmission                    4,346       3,713
   Gathering and processing facilities         4,434       2,466
   Other buildings and improvements              150         145
   Leasehold improvements                         14           8
 Equipment                                        92          83
 Vehicles                                         36          37
 Construction in process                       1,858         877
 Other                                         2,541       2,448
                                            ---------------------
 Total property, plant and equipment          17,160      13,642
 Total accumulated depreciation               (2,621)     (2,475)
                                            ---------------------
 Total net property, plant and equipment     $14,539     $11,167
=================================================================

Capitalized interest of $51 million, $36 million and $11 million is included in the Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998, respectively.

9. Debt and Credit Facilities

---------------------------------------------------------------------------------------------
Long-term Debt (in millions)
---------------------------------------------------------------------------------------------
                                                                          December 31,
                                                                     ------------------------
                                                          Year Due      2000        1999
                                                         ------------------------------------
Duke Capital Corporation
------------------------
Senior notes:
 6.250% - 7.50%                                          2004 - 2009       $1,400      $1,250

 6.750% - 8.50%                                          2018 - 2019          650         650
Commercial paper and Extendable commercial notes,
 6.660% and 5.910% weighted-average rate at December
 31, 2000 and 1999, respectively/a/                                         1,378         535
Note payable to affiliate 6.140% and 5.030%
 weighted-average
 Rate at December 31, 2000 and 1999, respectively                             141          86

PanEnergy Corp
--------------
Bonds:
 7.750%                                                     2022              328         328
 8.625% Debentures                                          2025              100         100
Notes:
 7.0% - 9.90%, maturing serially                         2003 - 2006          384         395

TETCO
-----
Notes:
 7.30% - 10.375%                                         2001 - 2010          600         500
 Medium-term, Series A, 7.640% - 9.070%                  2001 - 2012           51          51

Algonquin Gas Transmission Company
----------------------------------
9.130% Notes                                                2003              100         100

DEFS
----
Notes, 7.50% - 8.125%                                    2005 - 2030        1,700           -
Commercial paper, 7.390% weighted-average rate at
 December 31, 2000                                                            346           -

DENA
----
Bonds, 7.50% - 10.0%                                     2010 - 2030          302           -
Capital leases                                           2009 - 2028          272         207

Notes matured during 2000                                                       -         380

DEI
---
Medium-term note, 7.250%                                    2004              139         162
Notes:
 4.50% - 18.0%                                           2001 - 2024          222         107
 7.90%                                                   2004 - 2013          138         161
 6.0% - 10.0%/b/                                         2013 - 2017          477         485
Credit Facilities,  6.130% and 6.010% weighted-average
 rate at December 31, 2000 and 1999, respectively                              44          80
Commercial Paper, 6.40% and 5.510% weighted-average at
December 31, 2000 and 1999, respectively                                      223          49

Crescent/c/
--------
Construction and mortgage loans, 6.30% - 9.50%           2001 - 2010           67          46
Other debt of subsidiaries                                                    103          34
Unamortized debt discount and premium, net                                    (57)        (27)
                                                                       ----------------------
Total long-term debt                                                        9,108       5,679
Current maturities of long-term debt                                         (284)       (277)
Short-term notes payable and commercial paper                              (1,570)        (83)
                                                                       -----------------------
Total long-term portion                                                   $ 7,254     $ 5,319
---------------------------------------------------------------------------------------------

/a/ Extendible commercial notes are included in the 2000 amounts.
/b/ Paranapanema (Brazil) debt, principal is indexed annually to inflation.
/c/ Substantial amounts of Crescent's real estate development projects, land and buildings were pledged as collateral.

The weighted-average interest rate on outstanding short-term notes payable and commercial paper at December 31, 2000 and 1999 was 6.840% and 5.460%, respectively.

-------------------------------------------------------------------------------------------
Annual Maturities (in millions)
-------------------------------------------------------------------------------------------
2001                                                                                $  284
2002                                                                                   256
2003                                                                                   217
2004                                                                                   848
2005                                                                                   914
Thereafter                                                                           5,019
                                                                               ------------
Total long-term debt                                                                $7,538
-------------------------------------------------------------------------------------------

Included in the annual maturities after 2005 is $428 million of long-term debt that has call options whereby the Company has the option to repay the debt early. Based on the years in which the Company may first exercise its redemption options, $328 million could potentially be repaid in 2002 and $100 million in 2005.

-------------------------------------------------------------------------------------------
Credit Facilities (in millions)
-------------------------------------------------------------------------------------------
                                       December 31, 2000            December 31, 1999
                                  ---------------------------------------------------------
                                     Credit                        Credit
                                   Facilities     Outstanding    Facilities   Outstanding
-------------------------------------------------------------------------------------------
364-day facilities/a/                 $1,796           $  -        $   823        $   10
Three-year revolving facilities           84             44            565           450
Four-year revolving facilities           125              -            125             -
Five-year revolving facilities /a/       950              -            950             -
                                  ---------------------------------------------------------
    Total consolidated                $2,955           $ 44         $2,463        $  460
-------------------------------------------------------------------------------------------

/a/ Supported commercial paper facilities.

10. Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Capital Corporation

The Company has formed business trusts for which it owns all the respective common securities. The trusts issue and sell preferred securities and invest the gross proceeds in junior subordinated notes issued by the respective parent companies.

---------------------------------------------------------
 Trust Preferred Securities (in millions)
---------------------------------------------------------
                                        December 31,
                                     --------------------
       Issued     Rate       Due        2000        1999
---------------------------------------------------------
        1998       7.375%     2038       $350       $350
        1998       7.375%     2038        250        250
        1999       8.375%     2029        250        250
 Unamortized debt discount                (27)       (27)
                                    ---------------------
                                         $823       $823
---------------------------------------------------------

These trust preferred securities represent preferred undivided beneficial interests in the assets of the respective trusts. Payment of distributions on these preferred securities is guaranteed by the respective parent company, but only to the extent the trusts have funds legally and immediately available to make such distributions. Dividends of $65 million, $52 million and $18 million related to the trust preferred securities have been included in the Consolidated Statements of Income as Minority Interest Expense for the years ended December 31, 2000, 1999 and 1998, respectively.

11. Commitments and Contingencies

Environmental. The Company is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

Superfund Sites. The Company is considered by regulators to be a potentially responsible party and may be subject to future liability at four federal Superfund sites and one state Superfund site. While the cost of remediation of these sites may be substantial, the Company will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

PCB (Polychlorinated Biphenyl) Assessment and Cleanup Programs. In June 1999, the Environmental Protection Agency (EPA) certified that TETCO, a wholly owned subsidiary of the Company, had completed cleanup of PCB-contaminated sites under conditions stipulated by a U.S. Consent Decree in 1989. TETCO was required to continue groundwater monitoring on a number of sites for two years. This required monitoring was completed as of the end of 2000, pending EPA concurrence. TETCO will be evaluating and discussing with the EPA, appropriate state authorities or both the need for additional remediation or monitoring.

Under terms of the sales agreement with CMS discussed in Note 2 to the Consolidated Financial Statements, the Company is obligated to complete cleanup of previously identified contamination resulting from the past use of PCB-containing lubricants and other discontinued practices at certain sites on the PEPL and Trunkline systems. Based on the Company's experience to date and costs incurred for cleanup operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

California Issues. California Litigation. The Company's subsidiaries, DENA and DETM, have been named among 16 defendants in a class action lawsuit (the Gordon lawsuit) filed against companies identified as "generators and traders" of electricity in California markets. DETM also was named as one of numerous defendants in four additional lawsuits, including two class actions (the Hendricks and Pier 23 Restaurant lawsuits), filed against generators, marketers and traders and other unnamed providers of electricity in California markets. These suits were brought either by or on behalf of electricity consumers in the State of California. The Gordon and Hendricks class action suits were filed in the Superior Court of the State of California, San Diego County, in November 2000. The other three suits were filed in January 2001, one in the Superior Court of the State of California, San Diego County, and the other two in the Superior Court of the State of California, County of San Francisco. These suits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and state antitrust laws. Plaintiffs in the Gordon suit seek aggregate damages of over $4 billion, and the plaintiffs in the other suits, to the extent damages are specified, allege damages in excess of $1 billion. The lawsuits each seek the disgorgement of alleged unlawfully obtained revenues for sales of electricity and, in three suits, an award of treble damages.

California Wholesale Electricity Markets. As a result of high prices in the western U.S. wholesale electricity markets in 2000, several state and federal regulatory investigations and complaints have commenced to determine the causes of the prices and potentially to recommend remedial action. The FERC concluded its investigation by issuing on December 15, 2000, an Order Directing Remedies in California Wholesale Electricity Markets. In this conclusion, the FERC found no basis in allegations made by government officials in California that specific electric generators artificially drove up power prices. This conclusion is consistent with similar findings by the Compliance Unit of the California Power Exchange (CalPX) and the Northwest Power Planning Council. That Order is the subject of numerous rehearing requests.

At the state level, the California Public Utilities Commission, the California Electricity Oversight Board, the California Bureau of State Audits and the California Office of the Attorney General all have separate ongoing investigations into the high prices and their causes. None of those investigations have been completed and no findings have been made in connection with any of them.

California Utilities Defaults and Other Proceedings. Two California electric utilities recently defaulted on many of their obligations to suppliers and creditors. NAWE supplies electric power to these utilities directly and indirectly through contracts through the California Independent System Operator (CAISO) and the CalPX. NAWE also supplies natural gas to these utilities under direct contracts. With respect to electric power sales through the CAISO and CalPX, the Company quantified its exposures at December 31, 2000 to these utilities and recorded a $110 million provision. As a result of these defaults and certain related government actions, the Company has taken a number of steps, including initiating court actions, to mitigate its exposure.

While these matters referenced above are in their earliest stages, management does not believe, based on its analysis to date of the factual background and the claims asserted in these matters, that their resolution will have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position.

Litigation. Exxon Mobil Corporation Arbitration. In December 2000, three subsidiaries of the Company initiated binding arbitration against three subsidiaries of the Exxon Mobil Corporation (collectively, the " Exxon Mobil entities") concerning the parties' joint ownership of DETM and certain related affiliates (collectively, the "Ventures"). At issue is a Buy-out Right provision in the parties' agreement. The agreements governing the ownership of the Ventures contain provisions giving the Company the right to purchase the Exxon Mobil entities' 40% interest in the Ventures in the event material business disputes arise between the Ventures' owners. Such disputes have arisen, and consequently, the Company exercised its right to buy the Exxon Mobil entities' interest. The Company claims that refusal by the Exxon Mobil entities to honor the exercise is a breach of the Buy-out Right provision, and seeks specific performance of the provision. The Company also complains of the Exxon Mobil entities' lack of use of, and contributions to, the Ventures.

In January 2001, the Exxon Mobil entities asserted counterclaims in the arbitration and claims in a separate Texas state court action alleging that the Company breached its obligations to the Ventures and to the Exxon Mobil entities. The Exxon Mobil entities also claim that the Company violated a Guaranty Agreement. While this matter is in its early stages, management believes that the final disposition of this action will not have a material adverse effect on the Company's consolidated results of operations, cash flows or financial position.

Other Commitments and Contingencies. Financial Guarantees. Certain subsidiaries of the Company have guaranteed debt agreements of affiliates and have provided surety bonds and letters of credit, all of which totaled approximately $1.9 billion and $842 million as of December 31, 2000 and 1999, respectively. The increase in the amount of these obligations is primarily due to increasing support for margin deposits and power exchange participation.

Leases. The Company utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $53 million, $44 million and $41 million in 2000, 1999 and 1998, respectively. Future minimum rental payments under the Company's various operating leases for the years 2001 through 2005 are $43 million, $34 million, $29 million, $23 million and $17 million, respectively.

12. Employee Benefit Plans

Retirement Plans. Certain employees of the Company and its subsidiaries participate in either the following Duke Energy or PanEnergy retirement plans. Duke Energy and its subsidiaries maintain a non-contributory defined benefit retirement plan covering most employees with minimum service requirements using a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit based upon a percentage, which may vary with age and years of service, of current eligible earnings and current interest credits.

On December 31, 1998, all defined benefit retirement plans maintained by Duke Energy and its subsidiaries, except for the PanEnergy retirement plan, were merged to form the Duke Energy Retirement Cash Balance Plan (Duke Energy Plan). The plan merger changed the benefit for certain participants, from a formula based primarily on benefit accrual service and highest average earnings, to a cash balance formula.

Through December 31, 1998, the PanEnergy retirement plan provided retirement benefits (i) for eligible employees of certain subsidiaries that are generally based on an employee's years of benefit accrual service and highest average eligible earnings, and (ii) for eligible employees of certain other subsidiaries under a cash balance formula. Effective January 1, 1999, the benefit formula under the PanEnergy plan, for all eligible employees, was changed to a cash balance formula.

In connection with the 1999 sale of the Midwest Pipelines to CMS, benefit accruals under the PanEnergy plan were frozen on December 31, 1998, for all participants who, as a result of the sale, became employees of CMS and its subsidiaries. Once the transfer of the benefit obligation and related assets of the affected participants to CMS was completed, the PanEnergy plan was merged into the Duke Energy Plan.

The Company's policy and Duke Energy's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. No contributions to the Duke Energy Plan were necessary in 2000 or 1999. The net unrecognized transition asset, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

The fair market value of Duke Energy's plan assets was $3,038 million and $3,121 million for December 31, 2000 and 1999, respectively. The projected benefit obligation was $2,586 million and $2,446 million for December 31, 2000 and 1999, respectively. During 2000, the PanEnergy plan assets were merged into Duke Energy's Plan. As a result, the balance of the pre-funded pension assets was transferred to Duke Energy. The amount of pre-funded pension cost allocated to the Company as of December 31, 1999 was $312 million.

---------------------------------------------------------------------------
Assumptions Used for Pension Benefits Accounting /a/
---------------------------------------------------------------------------
(Percent)                                    2000       1999       1998
---------------------------------------------------------------------------
Discount rate                                   7.50       7.50       6.75
Salary increase                                 4.53       4.50       4.67
Expected long-term rate of return on
plan assets                                     9.25       9.25       9.25
---------------------------------------------------------------------------
/a/ Reflects weighted averages across all plans.

The Company's net periodic pension benefit, including amounts allocated by Duke Energy, for the years ending December 31, 2000, 1999 and 1998 was $20 million, $25 million and $37 million, respectively. In 1998, a significant amount of lump sum payouts was made from the plan resulting in a settlement gain of $10 million.

Duke Energy also sponsors, and the Company participates in, an employee savings plan, which covers substantially all employees. The Company expensed plan contributions, including amounts allocated by Duke Energy, of $27 million, $21 million and $21 million in 2000, 1999 and 1998, respectively.

Other Postretirement Benefits. The Company and most of its subsidiaries, in conjunction with Duke Energy, provides certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective late 1998 and early 1999, health care benefits for future retirees were changed to limit employer contributions and medical coverage.

Benefit costs are accrued over the active service period of employees to the date of full eligibility for the benefits. The net unrecognized transition obligation, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years. With respect to the entire plan, the fair value of the plan assets was $325 million and $327 million at December 31, 2000 and 1999, respectively. The accumulated postretirement benefit obligation was $614 million and $562 million at December 31, 2000 and 1999, respectively.

It is the Company's and Duke Energy's general policy to fund accrued postretirement health care costs. Duke Energy funds postretirement benefits through various mechanisms, including retired lives reserves, voluntary employee's beneficiary association trusts and 401(h) funding.

The Company's net periodic postretirement benefit cost, including amounts allocated by Duke Energy, for the years ended December 31, 2000, 1999 and 1998, was $13 million, $12 million and $19 million, respectively.

For measurement purposes, a 6% average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 and is expected to remain thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

-------------------------------------------------------------------------------------------
Sensitivity to Changes in Assumed Health Care Cost Trend Rates (in millions)
-------------------------------------------------------------------------------------------
                                                  1-Percentage-        1-Percentage-
                                                  Point Increase       Point Decrease
                                                -------------------------------------------
Effect on total service and interest costs              $ 1                $ (1)
Effect on postretirement benefit obligation              11                 (10)
-------------------------------------------------------------------------------------------

13. Related Party Transactions

Certain balances due to or due from related parties included in the Consolidated Balance Sheets at December 31, 2000 and 1999 are as follows:

-----------------------------------------------------------
(In millions)                            2000        1999
-----------------------------------------------------------
Receivables                              $317       $   -
Notes receivable                            -         479
Accounts payable                          322         284
Taxes accrued                             290         570
-----------------------------------------------------------

Operating revenues and management fees of $241 million, $99 million and $85 million related to intercompany sales to Duke Energy are included in the Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998, respectively. Notes Receivable from related parties are classified as Other Investments and Other Assets on the Consolidated Balance Sheets.

14. Quarterly Financial Data (Unaudited)

----------------------------------------------------------------------------------------
(In millions)                 First      Second      Third       Fourth
                             Quarter     Quarter     Quarter     Quarter       Total
2000
Operating revenues              $6,179      $7,919     $13,011     $12,822      $39,931
Operating income                   404         405         891         548        2,248
EBIT                               431         414         904         582        2,331
Net income                         185         123         421         197          926

1999
Operating revenues              $3,135      $3,618     $ 5,098     $ 5,045      $16,896
Operating income                   255         227         262         322        1,066
EBIT                               272         242         281         365        1,160
Income before
    Extraordinary item              99         134         107         150          490
Net income                         759         134         107         150        1,150
----------------------------------------------------------------------------------------